Exhibit 99.1

Joint Filing Agreement Pursuant to Rule 13d-1

This Joint Filing Agreement (this “Agreement”) is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”), by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership relating to shares of common stock, par value $0.0001 per share, of Sorrento Therapeutics, Inc. as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

The Joint Filers further agree that each party hereto is responsible for the timely filing of the statements of beneficial ownership and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement of beneficial ownership filed on behalf of each of the Joint Filers.

Date: May 15, 2017

Xianjian Advanced Technology Limited

By:	/s/ Yuehui Xie
Name: Yuehui Xie
Title: Director

Bocom International Asset Management Limited

By:	/s/ Yuehui Xie
Name: Yuehui Xie
Title: Director

/s/ Yuehui Xie
Yuehui Xie